Exhibit 99.1
MAX RE CAPITAL ANNOUNCES
OFFERING OF COMMON SHARES
HAMILTON, BERMUDA, October 10, 2005 — Max Re Capital Ltd. (the “Company”) (NASDAQ: MXRE, BSX: MXRE BH) announced today that it intends, subject to market and other conditions, to commence a public offering of 11,000,000 of its common shares, plus up to an additional 1,650,000 of common shares that are subject to a 30-day option granted to the underwriters of the offering. Banc of America Securities LLC and Citigroup Corporate and Investment Banking are acting as joint book-running managers for the offering.
A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, or via e-mail at dg.prospectus_distribution@bofasecurities.com, or from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.
The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.
Contact Information:
Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm
N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm